EXHIBIT 99.1



                      Clear Channel Communications Reports
                          Second Quarter 2006 Results


    SAN ANTONIO--(BUSINESS WIRE)--Aug. 8, 2006--Clear Channel Communications, Inc. (NYSE:CCU) today reported results for its second quarter ended June 30, 2006.
    The Company reported revenues of approximately $1.9 billion in the second quarter of 2006, an increase of 7% from the $1.7 billion reported for the second quarter of 2005. The increase in revenues came across all operating segments led by the Company's outdoor advertising segment with 9% growth and the radio segment with 6% growth.
    Clear Channel's income before discontinued operations decreased 7% to $197.5 million, as compared to $213.2 million for the same period in 2005. The Company's diluted earnings before discontinued operations per share remained at $0.39 for both periods.
    The Company's OIBDAN (defined as Operating Income before Depreciation & Amortization, Non-cash compensation expense and Gain
(loss) on disposition of assets - net) was $647.2 million in the second quarter of 2006, a 10% increase from the second quarter of 2005. See reconciliation of OIBDAN to net income at the end of this press release.
    "We are successfully reshaping our Company to capitalize on the changes in the global media market," said Mark P. Mays, Chief Executive Officer. "Through a systematic and prudent investment strategy, we are continuing to strengthen our content resources while efficiently expanding our distribution channels. As we take steps to secure our growth over the long-term, we remain committed to generating profitable growth and cash returns for our shareholders."
    "We remain very optimistic about our growth prospects in 2006," Mays added. "Our operating momentum has continued into the current quarter. Our radio division's performance surpassed our expectations and once again far outpaced the industry. Our top-25 radio markets performed particularly well, generating the highest percentage growth of any of our markets. And our outdoor business continued the trend of posting consistently strong revenues and profits, with considerable gains from the fast-growing sunbelt markets in the U.S., as well as solid results in France, Italy and Turkey."
    "Our second quarter results reflect strong growth and healthy fundamentals across our operations," added Randall Mays, President and Chief Financial Officer. "As we continue to convert our audience gains into top-line growth, we will continue to generate profitable returns for our shareholders. Looking ahead, our solid balance sheet and tremendous financial flexibility support our efforts to maximize the value of our assets."


Revenue, Direct Operating and SG&A Expenses and OIBDAN by Division

(In thousands)                          Three Months Ended       %
                                             June 30,         Change
                                     ------------------------
                                        2006         2005
                                     ------------ -----------
Revenue
-------
 Radio Broadcasting                     $983,523    $931,929       6%
 Outdoor Advertising                     748,403     684,509       9%
 Other                                   150,235     135,792      11%
 Eliminations                            (31,514)    (29,498)
                                     ------------ -----------
Consolidated revenue                  $1,850,647  $1,722,732       7%
                                     ============ ===========

Direct operating and SG&A expenses
----------------------------------
 Radio Broadcasting                     $588,310    $554,217
 Less: Non-cash compensation expense      (6,310)         --
                                     ------------ -----------
                                         582,000     554,217       5%

 Outdoor Advertising                     493,758     460,000
 Less: Non-cash compensation expense      (1,573)         --
                                     ------------ -----------
                                         492,185     460,000       7%

 Other                                   114,558     107,901
 Less: Non-cash compensation expense        (975)         --
                                     ------------ -----------
                                         113,583     107,901       5%

 Eliminations                            (31,514)    (29,498)

 Plus: Non-cash compensation expense       8,858          --
                                     ------------ -----------

Consolidated divisional operating
 expenses                             $1,165,112  $1,092,620       7%
                                     ============ ===========

OIBDAN
------
 Radio Broadcasting                     $401,523    $377,712       6%
 Outdoor Advertising                     256,218     224,509      14%
 Other                                    36,652      27,891      31%
 Corporate                               (47,159)    (40,957)
                                     ------------ -----------
Consolidated OIBDAN                     $647,234    $589,155      10%
                                     ============ ===========

See reconciliation of OIBDAN to net income at the end of this press release.


    Radio Broadcasting

    The Company's radio broadcasting revenues increased 6% during the second quarter of 2006 as compared to the second quarter of 2005 primarily from an increase in both local and national sales, driven by increases in yield and average unit rates. The number of 30 second and 15 second commercials broadcast as a percent of total minutes sold increased in the second quarter of 2006 as compared to the second quarter of 2005. The Company's top 25 markets performed well, experiencing the highest percent revenue growth of any of its markets. Strong advertising categories during the second quarter of 2006 as compared to the second quarter of 2005 were services, automotive and retail.
    The Company's radio broadcasting direct operating and SG&A expenses increased $34.1 million for the second quarter of 2006 as compared to the second quarter of 2005. This growth includes an increase in non-cash compensation expense of $6.3 million as a result of adopting FAS 123(R). Also contributing to the increase were increased costs related to programming, sales and distribution initiatives.

    Outdoor Advertising

    The Company's outdoor advertising revenue increased 9% during the second quarter of 2006 as compared to the second quarter of 2005.
    Outdoor advertising expenses increased $33.8 million, including $1.5 million in non-cash compensation expense related to the adoption of FAS 123(R), during the second quarter of 2006 as compared to the second quarter of 2005.
    The Company's revenues declined approximately $0.8 million from foreign exchange movements during the second quarter of 2006 as compared to the second quarter of 2005. The Company's operating expenses increased approximately $0.9 million from foreign exchange movements during the second quarter of 2006 as compared to the second quarter of 2005.

    --  Americas Outdoor

    The Company's Americas revenue increased 6% during the second quarter of 2006 as compared to the second quarter of 2005 primarily attributable to revenue increases from its bulletin and airport inventory, while poster revenue was essentially unchanged. The increase in airport and bulletin revenue was driven by increased rates over the second quarter of 2005. Strong market revenue growth during the quarter included, Albuquerque, Dallas, Orlando, Phoenix, Sacramento, San Antonio, Tampa, Tucson and Latin America. Strong advertising client categories included business and consumer services, entertainment and automotive.
    Direct operating and SG&A expenses increased $12.9 million in the second quarter of 2006 over the second quarter of 2005. The increase was driven by increased site lease expenses primarily related to revenue shares on the Company's airport inventory associated with the increase in revenue and from an increase in commission expenses, also associated with the increase in revenue. Non-cash compensation expense increased $1.2 million related to the adoption of FAS 123(R).

    --  International Outdoor

    Revenues from the Company's international outdoor operations increased 12% in the second quarter of 2006 as compared to the second quarter of 2005 primarily from an increase in street furniture revenue and the consolidation of Clear Media. The increase in street furniture revenue was primarily a result of an increase in revenue per display. Street furniture revenue was the driver of the revenue increase in France, while revenue was down in the United Kingdom principally from a decline in billboard revenue. Clear Media, which the Company consolidated in the third quarter of 2005, contributed approximately $29.5 million to the revenue increase. Strong markets for the second quarter of 2006 as compared to the second quarter of 2005 were France, Italy and Turkey. Strong advertising client categories during the second quarter of 2006 were retail, food and automotive.
    Direct operating and SG&A expenses increased 7% over the second quarter of 2005. The Company's expenses increased primarily from increased site lease expense associated with the revenue increase as well as $14.6 million from Clear Media. Also included in the increase is $0.3 million in non-cash compensation expense related to the adoption of FAS 123(R).

    FAS No. 123 (R): Share-Based Payment ("FAS 123(R)")

    The Company adopted FAS 123(R) on January 1, 2006 under the modified-prospective approach which requires it to recognize employee compensation cost related to its stock option grants in the 2006 financial statements for all options granted after the date of adoption as well as for any options that were granted prior to adoption but not vested. Under the modified-prospective approach, no stock option expense is reflected in the financial statements for 2005 attributable to these options. Non-cash compensation expense recognized in the financial statements during 2005 relate to the expense associated with restricted stock awards. The following table details non-cash compensation expense for the second quarter of 2006 and 2005, respectively, assuming the Company had applied the provisions of FAS 123(R) during 2005:


(In millions)                        Three Months Ended June 30,
                                -------------------------------------
                                  2006        2005(a)       2005(b)
                                ----------   ----------   -----------
Direct operating expense             $4.4          $--           3.7
SG&A                                  4.5           --           3.7
Corporate                             2.3          1.4           3.4
                                ----------   ----------   -----------
Total non-cash compensation         $11.2         $1.4         $10.8
                                ==========   ==========   ===========

(a) Actual non-cash compensation expense recognized in the 2005 financial statements.

(b) Assumes the Company expensed options during 2005.


    Return of Capital to Shareholders

    On August 9, 2005, the Company announced its intention to return approximately $1.6 billion of capital to shareholders through either share repurchases, a special dividend or a combination of both. Since announcing its intent through the date of this release, the Company has returned approximately $1.5 billion to shareholders by repurchasing 49.5 million shares of its common stock. Since announcing a share repurchase program in March 2004, the Company has repurchased approximately 126.9 million shares of its common stock for approximately $4.2 billion. Subject to its financial condition, market conditions, economic conditions and other factors, it remains the Company's intention to return the remaining balance of the approximately $1.6 billion in capital to its shareholders through either share repurchases and/or a special dividend from funds generated from the repayment of intercompany debt, the proceeds of any new debt offerings, available cash balances and cash flow from operations. The timing and amount of a special dividend, if any, is in the discretion of the Company's Board of Directors and will be based on the factors described above.
    The $1 billion share repurchase plan authorized on August 9, 2005, has been completed. A $600 million repurchase plan was authorized by the Board of Directors on March 9, 2006 and $130.4 million remains under this plan.

    Acquisition of Interspace Airport Advertising ("Interspace")

    The Company's subsidiary, Clear Channel Outdoor Holdings, Inc. (NYSE:CCO), announced it completed the acquisition of Interspace on July 1, 2006, for a cash purchase price of approximately $81.3 million and the issuance of 4.25 million shares of CCO's Class A Common Stock. Interspace's 2005 revenues and operating expenses (excluding depreciation and amortization) were approximately $45.8 million and $32.5 million, respectively.

    Conference Call

    The Company will host a teleconference to discuss its results today at 9:00 a.m. Eastern Time. The conference call number is 866-564-7444 and the pass code is 4016671. Please call ten minutes in advance to ensure that you are connected prior to the presentation. The teleconference will also be available via a live audio cast on the Company's website, located at www.clearchannel.com. A replay of the call will be available for 72 hours after the live conference call, beginning at 12:00 p.m. Eastern Time. The replay number is 888-203-1112 and the pass code is 4016671. The audio cast will also be archived on the Company's website and will be available beginning 24 hours after the call for a period of thirty days.


TABLE 1 - Financial Highlights of Clear Channel Communications, Inc.
 and Subsidiaries - (Unaudited)

(In thousands, except per share        Three Months Ended
 data)                                      June 30,
                                     -----------------------     %
                                        2006        2005      Change
                                     ----------- ----------- --------

Revenue                              $1,850,647  $1,722,732        7%
Direct operating expenses (includes
 non-cash compensation expense of
 $4,382 and none in 2006 and 2005,
 respectively)                          652,770     611,418
Selling, general and administrative
 expenses (includes non-cash
 compensation expense of $4,476 and
 none in 2006 and 2005,
 respectively)                          512,342     481,202
Corporate expenses (includes non-
 cash compensation expense of $2,332
 and $1,417 in 2006 and 2005,
 respectively)                           49,491      42,374
Depreciation and amortization           158,258     152,708
Gain (loss) on disposition of
 assets - net                              (425)      4,891
                                     ----------- -----------
Operating Income                        477,361     439,921        9%

Interest expense                        123,298     105,058
Gain (loss) on marketable securities     (1,000)      1,610
Equity in earnings of
 nonconsolidated affiliates               9,577      11,962
Other income (expense) - net             (4,633)      7,705
                                     ----------- -----------
Income before income taxes, minority
 interest and discontinued
 operations                             358,007     356,140
Income tax benefit (expense):
 Current                               (110,830)   (107,938)
 Deferred                               (35,953)    (32,738)
                                     ----------- -----------
Income tax benefit (expense)           (146,783)   (140,676)
Minority interest income (expense),
 net of tax                             (13,736)     (2,229)
                                     ----------- -----------
Income before discontinued
 operations                             197,488     213,235      (7%)
Discontinued operations                      --       7,497
                                     ----------- -----------

Net Income                             $197,488    $220,732     (11%)
                                     =========== ===========

Diluted earnings per share:

Diluted earnings before discontinued
 operations per share                      $.39        $.39
                                     =========== ===========

Diluted earnings per share                 $.39        $.40
                                     =========== ===========

Weighted average shares
 outstanding - Diluted                  502,060     545,090


TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for 2006 and 2005 was:

(In millions)                             June 30,      December 31,
                                            2006             2005
                                       --------------   -------------
                                        (Unaudited)       (Audited)
Cash                                          $104.7           $82.8
Total Current Assets                        $2,315.8        $2,398.3
Net Property, Plant and Equipment           $3,233.9        $3,255.6
Total Assets                               $18,813.0       $18,703.4
Current Liabilities (excluding current
 portion of long-term debt)                 $1,258.2        $1,216.1
Long-Term Debt (including current
 portion of long-term debt)                 $7,911.7        $7,046.5
Shareholders' Equity                        $7,889.9        $8,826.5


TABLE 3 - Capital Expenditures - Unaudited

Capital expenditures for the second quarter of 2006 and 2005 were:

(In millions)                        June 30, 2006     June 30, 2005
                                    ---------------   ---------------

Non-revenue producing                        $48.9             $51.8
Revenue producing                             42.7              22.6
                                    ---------------   ---------------
  Total capital expenditures                 $91.6             $74.4
                                    ===============   ===============

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 - Long-term Debt - Unaudited

At June 30, 2006, Clear Channel had long-term debt of:

(In millions)                                         June 30, 2006
                                                     ----------------

Bank Credit Facilities                                        $718.7
Public Notes                                                 7,008.0
Other Debt                                                     185.0
                                                     ----------------
  Total                                                     $7,911.7
                                                     ================


    Liquidity and Financial Position

    For the six months ended June 30, 2006, cash flow from operating activities was $828.4 million, cash flow used by investing activities was $411.2 million, and cash flow used in financing activities was $395.3 million for a net increase in cash of $21.9 million.
    Leverage, defined as debt(c), net of cash, divided by the trailing 12-month pro forma EBITDA(d), was 3.7x at June 30, 2006.
    As of June 30, 2006, 73% of the Company's debt bears interest at fixed rates while 27% of the Company's debt bears interest at floating rates based upon LIBOR. The Company's weighted average cost of debt at June 30, 2006 was 6.17%.
    As of August 7, 2006, the Company had approximately $704.9 million available on its bank credit facility. The Company has $750.0 million of public debt maturing during 2006. The Company may utilize existing capacity under its bank facility and other available funds for general working capital purposes including funding capital expenditures, acquisitions, stock repurchases and the refinancing of certain public debt securities. Capacity under the facility can also be used to support commercial paper programs. Redemptions or repurchases of securities will occur through open market purchases, privately negotiated transactions, or other means.

    There were 501.5 million shares outstanding as of June 30, 2006.

    (c) As defined by Clear Channel's credit facility, debt is long-term debt of $7.912 million plus letters of credit of $162 million; guarantees of third party debt of $8 million; net original issue discount/premium of $15 million; deferred purchase consideration of $8 million included in other long-term liabilities; plus the fair value of interest rate swaps of $57 million; and less purchase accounting premiums of $9 million.

    (d) As defined by Clear Channel's credit facility, pro forma
        EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing twelve-month period.



   Supplemental Disclosure Regarding Non-GAAP Financial Information

     Operating Income before Depreciation and Amortization (D&A),
    Non-cash Compensation Expense and Gain (Loss) on Disposition of
                         Assets - Net (OIBDAN)


    The following tables set forth Clear Channel's OIBDAN for the three months ended June 30, 2006 and 2005. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation and the following line items presented in its Statement of Operations:
Discontinued operations, Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Gain (loss) on disposition of assets - net; and D&A.
    The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
    The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company's bank credit facilities use this measure for compliance with leverage covenants.
    Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.
    As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including
(i) OIBDAN for each segment to consolidated operating income; and (ii) OIBDAN to net income.


                                                     Gain
                                                    (loss)
                                                      on
                                                   Disposition
              Operating   Non-cash    Depreciation     of
(In            income    compensation     and        assets
 thousands)     (loss)     expense     amortization   - net   OIBDAN
              --------- ------------- ------------- -------- ---------

Three Months
 Ended June
 30, 2006
-------------
Radio
 Broadcasting $359,674        $6,310       $35,539      $--  $401,523
Outdoor        153,818         1,573       100,827       --   256,218
Other           18,794           975        16,883       --    36,652
Gain (loss)
 on
 disposition
 of assets -
 net              (425)           --            --      425        --
Corporate      (54,500)        2,332         5,009       --   (47,159)
              --------- ------------- ------------- -------- ---------
 Consolidated $477,361       $11,190      $158,258     $425  $647,234
              ========= ============= ============= ======== =========

Three Months
 Ended June
 30, 2005
-------------
Radio
 Broadcasting $343,282           $--       $34,430      $--  $377,712
Outdoor        127,947            --        96,562       --   224,509
Other           10,961            --        16,930       --    27,891
Gain (loss)
 on
 disposition
 of assets -
 net             4,891            --            --   (4,891)       --
Corporate      (47,160)        1,417         4,786       --   (40,957)
              --------- ------------- ------------- -------- ---------
 Consolidated $439,921        $1,417      $152,708  $(4,891) $589,155
              ========= ============= ============= ======== =========


Reconciliation of OIBDAN to Net income

(In thousands)                                   Three Months Ended
                                                      June 30,
                                                ---------------------
                                                  2006        2005
                                                ---------   ---------

OIBDAN                                          $647,234    $589,155
Non-cash compensation expense                     11,190       1,417
Depreciation & amortization                      158,258     152,708
Gain (loss) on disposition of assets - net          (425)      4,891
                                                ---------   ---------
Operating Income                                 477,361     439,921

Interest expense                                 123,298     105,058
Gain (loss) on marketable securities              (1,000)      1,610
Equity in earnings of nonconsolidated
 affiliates                                        9,577      11,962
Other income (expense) - net                      (4,633)      7,705
                                                ---------   ---------
Income before income taxes, minority interest
 and discontinued operations                     358,007     356,140
Income tax benefit (expense):
 Current                                        (110,830)   (107,938)
 Deferred                                        (35,953)    (32,738)
                                                ---------   ---------
Income tax benefit (expense)                    (146,783)   (140,676)
Minority interest income (expense), net of tax   (13,736)     (2,229)
                                                ---------   ---------
Income before discontinued operations            197,488     213,235
Discontinued operations                               --       7,497
                                                ---------   ---------

Net income                                      $197,488    $220,732
                                                =========   =========


    About Clear Channel Communications

    Clear Channel Communications, Inc. (NYSE:CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations and outdoor displays in various countries around the world.

    Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "believe," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.
    Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Communications currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Communications' future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Communications' reports filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2005. Except as otherwise stated in this document, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.


    CONTACT: Clear Channel Communications, Inc., San Antonio
             Investors:
             Randy Palmer, 210-832-3315
             or
             Media:
             Lisa Dollinger, 210-832-3474
             http://www.clearchannel.com